UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 1, 2006

Cooper Industries, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	1-31330	98-0355628
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Travis, Suite 5800, Houston, Texas		77002-1001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-209-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

Results of Operation for the Fourth Quarter and Fiscal Year 2005

On March 1, 2006, Cooper Industries, Ltd. (the "Company") issued the press release attached hereto as Exhibit 99.1 announcing that it has reassessed its accrual for discontinued operations and setting forth the Company's results of operations for the fourth quarter and fiscal year 2005. The charge to discontinued operations does not impact 2005 consolidated revenues, income from continuing operations or cash flows previously reported in the Company's news release issued on January 24, 2006. Also, the Company's outlook for 2006 earnings per share from continuing operations remains unchanged. The financial statements included in the Company's news release dated January 24, 2006, have been revised to reflect the additional year-end accrual and appear in the attached Exhibit 99.1.

The press release includes a reference to free cash flow and the Company's net debt-to-total capitalization ratio. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the press release. Company management believes that the presentation of free cash flow provides investors an efficient means by which they can evaluate the Company's capacity in the period to reduce debt, repurchase shares and make acquisitions or other investments. Management also uses free cash flow to assess the Company's operating performance and includes free cash flow as a criteria for determining incentive compensation for key employees. Company management believes that the net debt-to-total capitalization ratio provides investors with a supplemental ratio that reflects the Company's debt leverage if the Company were to use its cash balances to pay down debt.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1 Company press release dated March 1, 2006 titled "Cooper Industries Reassesses Year-End 2005 Accrual for Discontinued Operations"

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper Industries, Ltd.

March 2, 2006	By:	/s/ Jeffrey B. Levos

Name: Jeffrey B. Levos
Title: Vice President, Finance

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Exhibit Index

Exhibit No.	Description

99.1	Company press release dated March 1, 2006 titled "Cooper Industries Reassesses Year-End 2005 Accrual for Discontinued Operations"